Exhibit 10(hh)

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

Performance Award Grant

(Long-Term Incentive Compensation Program under the 2005 Stock Incentive Plan)

United States Steel Corporation, a Delaware Corporation, herein called the Corporation, grants to the undersigned employee of the Corporation or one of its subsidiaries (the “Grantee”) a Performance Award representing the right to receive a specified number of shares of the common stock of the Corporation (“Shares”) set forth below, which right, if payable, shall be paid in Shares:

Name of Grantee:

Name of Employing Company on Date Hereof:	United States Steel Corporation

Target Number of Shares Subject to Award:

Maximum Number of Shares Subject to Award:

Performance Period	Beginning of the [second] Window Period, as hereinafter defined, (“WP”) in 2006 to the earlier of (i) the end of the [second] WP in 2009 or (ii) the date of a Change of Control, as defined in the Administrative Regulations

Performance Goals	(see Exhibit A, attached)

Date of This Award:	[ ], 2006

By my acceptance, I agree that the above-listed Performance Award is granted under and governed by the terms and conditions of the Corporation’s 2005 Stock Incentive Plan (the “Plan”), the Corporation’s Administrative Regulations for the Long-Term Incentive Compensation Program (the “Administrative Regulations”), and the Grant Terms and Conditions contained herein, as well as such amendments to the Plan and/or the Administrative Regulations as the Compensation & Organization Committee, or its successor committee (the “Committee”), may adopt from time to time.

United States Steel Corporation		Accepted as of the above date:

By		By
	Authorized Officer		Signature of Grantee

Terms and Conditions

1. The Performance Period for purposes of determining whether the Performance Goal has been met shall be the approximate three-year period determined in accordance with the Administrative Regulations, but using the dates set forth above, unless earlier terminated upon the occurrence of a Change of Control as defined in Section 4(F)(1) of the Administrative Regulations. A “Window Period” shall begin on the third business day following the public release of the Corporation’s earnings for the immediately preceding fiscal quarter and shall end on the twelfth business day following such public release. The Performance Goal for purposes of determining whether, and the extent to which, the Performance Award will vest is set forth in Exhibit A to this agreement. The Peer Group for purposes of determining whether the Performance Goal has been achieved is set forth in Exhibit B. The Peer Group is subject to adjustment as described in the Administrative Regulations and as the Committee, in its discretion, may additionally set forth at the commencement of the Performance Period in accordance with Section 162(m) of the Internal Revenue Code. Exhibits A and B are incorporated by reference herein. Subject to the Administrative Regulations and the provisions of this agreement, the Performance Award shall become payable, if vested, following the Committee’s determination after the end of the Performance Period, as to whether and the extent to which the Performance Goal has been achieved; provided that the Committee retains negative discretion to reduce any and all Performance Awards that would otherwise be payable as a result of performance measured against the Performance Goals. The Committee may not increase the amount payable as a result of performance measured against the Performance Goals.

2. If the Performance Award is payable, the Corporation shall cause a stock certificate to be issued in the Grantee’s name, for no cash consideration, for the number of shares of common stock of the Corporation determined by the Committee to be payable pursuant to paragraph 1 hereof. Payment shall be made within two and one-half months following the end of the calendar year in which the Performance Period ends.

3. The Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the Performance Award and the right to receive Shares, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Shares prior to the payment, if at all, of a stock certificate in the name of the Grantee shall have no effect, regardless of whether voluntary, involuntary, by operation of law or otherwise.

4. Notwithstanding anything to the contrary stated herein, and in lieu of application of Section 9 of the Plan, in the case of a Change of Control (as defined in Section 4(F)(1) of the Administrative Regulations) of the Corporation, the Performance Period shall automatically end and the Performance Award shall vest immediately at 100% of Target or, if greater, actual performance over the abbreviated Performance Period, without regard to the Participant’s continued employment or termination thereof.

5. Except as otherwise set forth herein, the Performance Award is forfeited if the Grantee terminates employment during the Performance Period due to a Termination without Consent or Termination for Cause. Any and all forfeitures shall be evidenced by written notice to the Grantee. Notwithstanding the foregoing, if the Grantee is a party to an individual Change in Control agreement (a “CIC Agreement”) with the Corporation providing for benefits upon a termination for other than “Cause” or “Disability” or a termination for “Good Reason”, then the Performance Award shall not be forfeited if (i) the Grantee’s employment is terminated during a Potential Change in Control Period either by the Corporation for other than “Cause” or “Disability” or by the Grantee for “Good Reason”, as such terms are defined in the CIC Agreement and (ii) a 409A Change in Control, as defined in the CIC Agreement, occurs within twenty-four months following the commencement of the Potential Change in Control Period. In such event, (i) the Performance Award will vest in accordance with paragraph 4 hereof if the 409A Change in Control occurs during the Performance Period, and shall be payable as provided in paragraph 2 hereof, or (ii) the Performance Award will vest in accordance with actual performance achieved during the Performance Period, and without any downward discretion by the Committee, if the 409A Change in Control occurs after the end of the Performance Period, and shall be payable within two and one-half months following the end of the calendar year in which vesting occurs.

6. The Grantee agrees to continue as an employee of an employing company during the Performance Period and through the date on which the Committee certifies whether the Performance Goal relating to the Performance Period has been achieved, subject to the employing company’s right to terminate the Grantee’s employment at any time, performing such duties consistent with his capabilities and receiving his present compensation or such adjusted compensation as the employing company shall from time to time reasonably determine. A prorated value of the Performance Award will vest based upon the number of complete months worked by the Grantee during the Performance Period, in the event of a Participant’s termination of employment during the Performance Period by reason of Retirement, death, Disability or Termination with Consent, to be calculated and delivered following the end of the relevant Performance Period in accordance with paragraph 2 hereof, provided that the relevant Performance Goal for the Performance Period is achieved and subject to the Committee’s negative discretion. The remaining value of the Performance Award is forfeited immediately upon the Grantee’s termination of employment without consideration or further action being required of the Corporation.

7. The Target and Maximum number of Shares are subject to adjustment as provided in Section 8 of the Plan. The Grantee shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Grantee.

8. This Grant and the issuance, vesting and delivery of Shares are subject to, and shall be administered in accordance with, the provisions of the Plan and the Administrative Regulations, as the same may be amended by the Committee from time to time, provided that no amendment may, without the consent of the Grantee, affect the rights of the Grantee under this Grant in a materially adverse manner. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan or the Administrative Regulations. In the event of a conflict between the Plan and the Administrative Regulations, unless this Grant specifies otherwise, the Plan shall control.

9. The obligations of the Corporation and the rights of the Grantee are subject to all applicable laws, rules and regulations including, without limitation, the Securities Exchange Act of 1934, as amended; the Securities Act of 1933, as amended; the Internal Revenue Code of 1986, as amended; and any other applicable laws.

10. The Grant shall not be effective unless it is accepted by the Grantee and notice of such acceptance is received by the Stock Plan Officer.

11. Grantee shall be advised by the Corporation as to the amount of any federal, state, local or foreign income or employment taxes required to be withheld by the Corporation on the compensation income resulting from the Performance Award. Grantee shall pay any taxes required to be withheld directly to the Corporation in cash upon request; provided, however, that Grantee may satisfy such obligation in whole or in part by requesting the Corporation in writing to withhold from the Shares otherwise deliverable to Grantee having a Fair Market Value, on the date the award is vested, equal to the amount of the aggregate minimum statutory withholding tax obligation to be so satisfied. Grantee understands that no shares of stock shall be delivered to Grantee, notwithstanding the Committee’s certification that the Performance Goal has been met, unless and until Grantee shall have satisfied any obligation for withholding taxes with respect thereto as provided herein.

12. Nothing herein shall be construed as giving Grantee any right to be retained in the employ of the Corporation or affect any right that the Corporation may have to terminate the employment of such Grantee.

13. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof.

Exhibit A

Performance Goals* for Performance Period

(Specified WP 2006 — Specified WP 2009)

Performance Goal	U. S. Steel TSR performance relative to peer group	<25 %ile	Threshold	Target	Maximum
			25th %ile	50th %ile	75th %ile or greater
Payment Levels	% of target shares vested	0%	50%	100%	200%

*	As determined by the Committee at the commencement of the Performance Period.

Amounts payable for performance between the 25th and 75th percentile will be interpolated.

Total Shareholders Return (TSR) is calculated in accordance with the Administrative Regulations.

Peer group = (see Exhibit B)

Exhibit B

Peer Group for Performance Period

(Specified WP 2006 — Specified WP 2009)

The Peer Group* for the Performance Period shall consist of the following business entities:

1.

*	To be adjusted as described in the Administrative Regulations and as the Committee may additionally establish at the commencement of the Performance Period in accordance with Section 162(m) of the Internal Revenue Code.